Exhibit 10.5

This MANAGEMENT AND OPERATIONS AGREEMENT (this “Agreement”) is made as of March 3rd 2025, by and between Raphael Pharmaceutical ltd. (the “Company”), and Sheffa Enterprises, INC., a New Jersey corporation/ Shlomo Pilo, an Individual residing at Israel (the “Manager”).

RECITALS

WHERES, the parties signed a management agreement on 1st June 2019 (“so call: “the previous agreement”;

WHERES, the parties agreed to cancel the previous agreement and to engage the following agreement;

WHEREAS, the Company desires to engage the Manager to manage its Business, and the Manager desires to retain, operate and manage the Business on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Appointment of Manager; Relationship of Company and the Manager.

Manager shall provide management and operational support services to the Company, as hereinafter provided. Manager, at all times, shall be independent of the Company. Nothing contained herein shall be deemed to make or render the Company a partner, co-venturer or other participant in the business or operations of the Manager, or in any manner to render Company liable, as principal, surety, guarantor, and agent or otherwise for any of the debts, obligations or liabilities of Manager. Similarly, nothing contained herein shall be deemed to make or render the Manager a partner, co-venturer or other participant in the business or operations of the Company, or in any manner to render Manager liable, as principal, surety, guarantor, and agent or otherwise for any of the debts, obligations or liabilities of Company.

2. Management Services.

Commencing on the date of this Agreement, Manager will provide, supply and render such management and operational support services as are necessary to provide service to the Company and, as more specifically described below, shall:

a.	Administer and supervise all of the finances of the Business, including payroll, taxes, accounting, bookkeeping, record keeping, managing or accounts payable, and accounts receivable, banking, financial records and reporting functions as they pertain to the business of the Company, with the power to make such changes therein, in its sole discretion, and to incorporate such functions into systems used by Manager. Manager shall prepare and maintain financial statements for the Business according to generally accepted accounting principles consistently applied and shall provide the Company with weekly operating reports and statements including but not limited to cash flow statements, income statements, accounts payable and accounts receivable reports and such other reports and information as may be requested by Company from time to time.

b.	Select and employ all personnel necessary to service the Business of the Company.

c.	Supervise and control the purchase of all materials and supplies, and acquire, lease, dispose of and repair equipment and facilities necessary to provide safe and adequate service to the business of the Company.

d.	Manage all costs and all pricing on a customer-by-customer basis, estimate all costs on new contracts, bid on and enter into new contracts, and control all costs for contracts in progress.

e.	Commence, defend and control all legal actions, arbitrations, investigations and proceedings that arise due to events occurring in connection with the business of the Company during the term of this Agreement.

f.	Maintain the assets of the Company in good repair, order and condition, normal and reasonable wear and tear excepted.

g.	At the Manager’s expense, provide the Company with office or storage space in Lui Paster 4 Tel Aviv-Jaffa, Israel sufficient to maintain the Company’s files and administrative personnel.

Notwithstanding the foregoing, the Manager shall not have the authority, without the express written consent of the board of the directors of the Company, to purchase in the name of the Company, or for use by the Company in the Business, any assets outside the ordinary course of business, or incur any indebtedness outside the ordinary course of business.

3. Obligations of the Company.

Prior to the expiration of this Agreement, the Company shall provide the Manager with true and correct information relating to all functions for which the Manager has responsibility hereunder, and shall not take any action to interfere with the Manager’s performance of its duties hereunder.

4. Additional Agreements of the Manager.

The Manager agrees that at all times during the term of this Agreement it shall, to the extent the Company has adequate funds thereto:

(a) Do nothing, and permit nothing to be done (which is within the control of the Manager), which will or might cause the Company to operate in an improper or illegal manner.

(b) Not cause a default in any of the terms, conditions and obligations of any of the contracts and other agreements of the Company.

(c) To the extent permissible by law, maintain in full force its licenses and permits in the State of Israel and comply fully with all laws respecting its formation, existence, activities and operations.

(d) Allow the Company and the employees, attorneys, accountants and other representatives of the Company, full and free access to its books and records, and all of the facilities of the Company relating to the Business.

5. General and Administrative Activities.

To the extent that Manager shall deem it necessary or desirable, Manager shall have the power and authority to combine and integrate, at its own office (including those of an affiliate), the “general and administrative” (as such term is used in accounting practice) activities of the Business, including, but not limited to, all accounting, bookkeeping, record-keeping, paying, receiving and other fiscal or financial activities, with those of Manager, provided that any obligation of the Company to share or defer costs of such office shall but subject to the subsequent agreement of the Company.

6. Location.

During the term of this Agreement, the business of the Company will be serviced by Manager from the Manager’s office in Lui-Paster 4 Tel Aviv Jaffa, Israel or any other location selected by Manager.

7. Compensation.

a.	Base Compensation

While Manager is employed by the Company hereunder and as otherwise provided in this Agreement, the Company shall pay to Manager a monthly fee in the amount of $20,000, payable in advance, with the first payment being due and payable on January 1st, 2025, and each succeeding payment being due and payable on the first day of each succeeding calendar quarter during the term of this Agreement.

b.	Expenses

While Manager is employed by the Company hereunder, the Company shall reimburse Manager for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by it in the performance of its duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

8. Term of Agreement; Termination of Rights.

(a) The term of this Agreement shall commence on its execution, and expire, unless terminated or extended in writing, on December 31, 2025. Upon termination of this Agreement, all books and records relating to the operation of the Business shall be immediately returned to the Company. Notwithstanding the foregoing, the Company may terminate this Agreement prior to the expiration of its term upon one hundred & twenty (120) days advance notice and the payment to the Manager of a termination fee equal to the lesser of a) $360,000, or b) the monthly management fee paid or payable to the Manager pursuant to Paragraph 7 herein for the remaining this Agreement.

(b) Company may, at its option, upon ten (10) days’ written notice terminate this Agreement (if such default is not cured within such ten (10) day period or such longer period as required to effect a cure if a cure is commenced within 10 days and diligently prosecuted): (i) if Manager shall violate any material provision of this Management Agreement; (ii) if Manager shall violate or be in material breach of any provision, representation, warranty, covenant or undertaking herein; or (iii) if Manager (a) makes an assignment for the benefit of creditors, (b) is adjudicated a bankrupt, (c) files or has filed against it any bankruptcy, reorganization, liquidation or similar petition or any petition seeking the appointment of a receiver, conservator or other representative, or (d) proposes a composition arrangement with creditors. The date on which this Agreement is terminated pursuant to Section 8(a) above or this Section 8(b) is hereinafter referred to as the “Expiration Date”.

9. Indemnification.

The Company shall indemnify the Manager in his capacity as a director of the company to the fullest extent permitted by applicable law against all debts, judgements, costs, charges or expenses incurred or sustained by the Manger in connection with any action, suit or proceeding to which the Manager may be made a party by reason of his being or having been a director of the company, or because of actions taken by the Manager which were believed by the Manager to be in the best interests of the company, and the Manager shall be entitled to be covered by any director’s liability insurance policies which the company may maintain for the benefit of its Directors and Officers, subject to the limitations of any such policies.

10. Additional Provisions.

(a) This Agreement sets forth the entire understanding and agreement among the parties hereto with reference to the subject matter hereof and may not be modified, amended, discharged or terminated except by a written instrument signed by the parties hereto.

(b) This Agreement replaced the previous agreement & the parties see the previous agreement as void.

(c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of ISRAEL applicable to agreements made, delivered and to be performed within such State.

(c) This Agreement may not be assigned by Company or Manager, except that Manager may in its sole discretion assign this Agreement to a properly licensed affiliate performing similar types of services. Upon any assignment Manager shall remain primarily liable and also be jointly and severally liable to Company for performance of Manager’s duties herein.

(d) All of the terms and provisions of this Management Agreement shall be binding upon, inure to the benefit of, and be enforceable by each of the parties hereto and their respective successors and assigns. Except for affiliates of the Company and Manager and their respective shareholders, officers, directors, employees and agents, no person other than the parties hereto shall be a third party beneficiary of this Agreement or have any rights hereunder.

(e) If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

(f) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(g) The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Management Agreement as of the date first above written.

Signed this 3rd  day of March, 2025.

/s/ Guy Ofir		/s/ Shlomo Pilo
COMPANY		MANAGER
by:	Guy Ofir, CFO & Director	by:	Shlomo Pilo, CEO

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